                                                                       EXHIBIT 5

                        EDWARDS ANGELL PALMER & DODGE LLP
             111 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02199-7613

TELEPHONE: (617) 239-0100                              FACSIMILE: (617) 227-4420




                                December 12, 2005




Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808

Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Lamar Advertising Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 88,732 shares (the "Shares") of the Company's Class A Common Stock, $0.001 par value, offered pursuant to the provisions of the Company's 2000 Employee Stock Purchase Plan (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                           Very truly yours,

                                           /s/ EDWARDS ANGELL PALMER & DODGE LLP

                                           EDWARDS ANGELL PALMER & DODGE LLP